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Exhibit (a)(5)(B)

FOR IMMEDIATE RELEASE

Contacts:	News Media	Investor Relations
	Paul Fitzhenry	Ed Arditte
	609-720-4261	609-720-4621
	pfitzhenry@tyco.com	Karen Chin
609-720-4398

TYCO INTERNATIONAL ANNOUNCES RESULTS OF ITS OFFER TO
REPURCHASE LYONS™ DUE 2020

        PEMBROKE, Bermuda—November 20, 2007—Tyco International Ltd. (NYSE:TYC; BSX:TYC) today announced the results of its offer to repurchase its Liquid Yield Option™ Notes due 2020 (Zero Coupon-Senior) (the "LYONs"). The holders' option to surrender their LYONs for repurchase expired at 5:00 p.m., Eastern Time, on Monday, Nov. 19, 2007.

        Tyco has been advised by the trustee, U.S. Bank National Association, that LYONs with an aggregate principal amount at maturity of $57,000.00 were validly surrendered for repurchase and not withdrawn, and Tyco has repurchased all such LYONs. The purchase price for the LYONs was $823.44 in cash per $1,000 in principal amount at maturity. The aggregate purchase price for all of the LYONs validly surrendered for repurchase and not withdrawn was $46,936.08. After the repurchase, a total of $351,000.00 in principal amount of the LYONs remains outstanding.

ABOUT TYCO INTERNATIONAL

        Tyco International (NYSE: TYC) is a diversified, global company that provides vital products and services to customers in more than 60 countries. Tyco is a leading provider of security products and services, fire protection and detection products and services, valves and controls, and other industrial products. Tyco completed the spin-off of its healthcare and electronics businesses on June 29, 2007 and today has annual revenues of more than $18 billion and 110,000 employees. More information on Tyco can be found at www.tyco.com.

NOTE: "Liquid Yield Option" and "LYONs" are Trademarks of Merrill Lynch & Co., Inc.

FORWARD-LOOKING STATEMENTS

        This release may contain certain "forward-looking statements". These statements are based on management's current expectations and are subject to risks, uncertainty and changes in circumstances, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. All statements contained herein that are not clearly historical in nature are forward-looking and the words "anticipate," "believe," "expect," "estimate," "plan," and similar expressions are generally intended to identify forward-looking statements. The forward-looking statements in this release include statements addressing the following subjects: future financial condition and operating results. Economic, business, competitive and/or regulatory factors affecting Tyco's businesses are examples of factors, among others, that could cause actual results to differ materially from those described in the forward-looking statements. Tyco is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise. More detailed information about these and other factors is set forth in Tyco's Annual Report on Form 10-K for the fiscal year ended Sept. 29, 2006, and Quarterly Report on Form 10-Q for the quarterly period ended June 29, 2007.

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  Exhibit (a)(5)(B)
TYCO INTERNATIONAL ANNOUNCES RESULTS OF ITS OFFER TO REPURCHASE LYONS™ DUE 2020